SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO §240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO §240.13d-2

(Amendment No. 2)*

Moody’s Corporation

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

615369105

(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**	There is no change in beneficial ownership being reported on this Schedule 13G. This filing is made in connection with the Reporting Persons ceasing to file a Schedule 13D with respect to Moody’s Corporation.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 615369105	13G	Page 2 of 10 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 28,415,250
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 28,415,250

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,415,250
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.13%
12	TYPE OF REPORTING PERSON* IN

CUSIP No. 615369105	13G	Page 3 of 10 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 28,415,250
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 28,415,250

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,415,250
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.13%
12	TYPE OF REPORTING PERSON* HC, CO

CUSIP No. 615369105	13G	Page 4 of 10 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) OBH, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 28,415,250
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 28,415,250

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,415,250
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.13%
12	TYPE OF REPORTING PERSON* HC, OO

CUSIP No. 615369105	13G	Page 5 of 10 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 28,415,250
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 28,415,250

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,415,250
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.13%
12	TYPE OF REPORTING PERSON* IC, CO

CUSIP No. 615369105	13G	Page 6 of 10 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 15,719,400
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 15,719,400

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,719,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.71%
12	TYPE OF REPORTING PERSON* HC, CO

CUSIP No. 615369105	13G	Page 7 of 10 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 15,719,400
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 15,719,400

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,719,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.71%
12	TYPE OF REPORTING PERSON* IC, CO

Page 8 of 10 Pages
SCHEDULE 13G

Item 1.
	(a)	Name of Issuer:

Moody’s Corporation

	(b)	Address of Issuer’s Principal Executive Offices:

250 Greenwich Street, New York, NY 10007.

Item 2	(a).	Name of Person Filing:

Item 2	(b).	Address of Principal Business Office:

Item 2	(c).	Citizenship:

Warren E. Buffett

3555 Farnam Street

Omaha, Nebraska 68131

United States Citizen

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Delaware corporation

OBH, LLC

3555 Farnam Street

Omaha, Nebraska 68131

Delaware limited liability company

National Indemnity Company

3024 Harney Street

Omaha, Nebraska 68131

Nebraska corporation

GEICO Corporation

1 Geico Plaza

Washington, D.C. 20076

Delaware corporation

Government Employees Insurance Company

1 Geico Plaza

Washington, D.C. 20076

Maryland corporation

	(d)	Title of Class of Securities:

Common Stock

	(e)	CUSIP Number:

615369105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc., OBH, LLC, and GEICO Corporation are each a Parent Holding Company or Control Person, in accordance with §240.13d-1(b)(1)(ii)(G).

National Indemnity Company and Government Employees Insurance Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

The Reporting Persons together are a Group in accordance with §240.13d-1(b)(1)(ii)(K).

Page 9 of 10 Pages

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in item 1.

(a) Amount beneficially Owned:

See the Cover Pages for each of the Reporting Persons.

(b) Percent of Class:

See the Cover Pages for each of the Reporting Persons.

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote

(ii) shared power to vote or to direct the vote

(iii) sole power to dispose or to direct the disposition of

(iv) shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 10 of 10 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2011	February 14, 2011
Date	Date

/s/ Warren E. Buffett	/s/ Marc D. Hamburg
Signature	Signature
Warren E. Buffett	Marc D. Hamburg, Senior Vice President
Name	Name/Title
Berkshire Hathaway Inc.

February 14, 2011	February 14, 2011
Date	Date

/s/ Marc D. Hamburg	/s/ Mark Millard
Signature	Signature
Marc D. Hamburg, Vice President	Mark Millard, Assistant Secretary
Name/Title	Name/Title
OBH, LLC	National Indemnity Company

February 14, 2011	February 14, 2011
Date	Date

/s/ Michael H. Campbell	/s/ Michael H. Campbell
Signature	Signature
Michael H. Campbell, Vice President	Michael H. Campbell, Vice President
Name/Title	Name/Title
GEICO Corporation	Government Employees Insurance Company

SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

OBH, LLC

GEICO Corporation

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

Government Employees Insurance Company

SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the Common Stock of Moody’s Corporation.

Dated: February 15, 2010	/S/ Warren E. Buffett
Warren E. Buffett

Berkshire Hathaway Inc.

Dated: February 15, 2010	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Senior Vice President

OBH, Inc.

Dated: February 15, 2010	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Vice President

National Indemnity Company

Dated: February 15, 2010	/S/ Mark Millard
By: Mark Millard
Title: Assistant Secretary

GEICO Corporation

Dated: February 15, 2010	/S/ Michael H. Campbell
By: Michael H. Campbell
Title: Vice President

Government Employees Insurance Company

Dated: February 15, 2010	/S/ Michael H. Campbell
By: Michael H. Campbell
Title: Vice President